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                                                                     EXHIBIT 5.1

                             RICHARDSON & PATEL LLP
                            10900 WILSHIRE BOULEVARD
                                    SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 208-1182
                            FACSIMILE (310) 208-1154


                               September 30, 2004


Sub Surface Waste Management of Delaware, Inc.
6451 El Camino Real, Suite C
Carlsbad, CA 92009-2802

         Re:      REGISTRATION STATEMENT ON FORM SB-2
                  -----------------------------------
Gentlemen:

         We have acted as counsel for Sub Surface Waste Management of Delaware, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the sale of up to 12,498,286 shares of common stock offered for public resale by certain selling security holders, consisting of (i) up to 9,800,000 shares of common stock held by or reserved for Fusion Capital Fund II, LLC, including up to 5,700,000 shares of common stock reserved for issuance under the equity line (the "Purchase Shares"), up to 800,000 shares of common stock reserved for issuance upon conversion of that certain $200,000 convertible promissory note (the "Note Shares"), 1,050,000 shares of common stock issued as compensation, and up 2,250,000 shares of common stock issuable upon exercise of warrants; and (ii) 2,698,286 shares of our common stock held by other selling security holders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

         In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended, (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

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         Based upon the foregoing, we are of the opinion that (i) other than the
Purchase Shares and the Note Shares, the shares issuable by the Company pursuant to this Registration Statement are validly issued, fully paid and nonassessable; and (ii) the Purchase Shares and the Note Shares have been duly authorized and, when issued against payment of the requisite exercise price or upon conversion of the convertible promissory note, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     RICHARDSON & PATEL LLP

                                                     /s/ Richardson & Patel LLP